Exhibit 10.33

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of March 26, 2007 (the “Effective Date”), by and among Medtronic Xomed, Inc., a Delaware corporation (“Medtronic”), and Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”).

WITNESSETH:

WHEREAS, Medtronic and Vision-Sciences have entered into an Asset Purchase Agreement, dated as of January 16, 2007 (the “Asset Purchase Agreement”) pursuant to which Vision-Sciences is selling to Medtronic certain assets;

WHEREAS, Medtronic and Vision-Sciences have entered into an Amended Distribution Agreement (as defined in the Asset Purchase Agreement) pursuant to which Vision-Sciences is supplying Medtronic endoscopes for use in the Field of Use in connection with EndoSheath Products;

WHEREAS, as part of the transaction between the parties relating to the Asset Purchase Agreement and Amended Distribution Agreement, Vision-Sciences will exclusively license to Medtronic rights to certain intellectual property in accordance with the terms of this Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the Asset Purchase Agreement and the Amended Distribution Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1)          Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purpose of this definition, “control” shall mean ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than fifty percent (50%) of the voting power in the case of a business entity other than a corporation.

“Agreement” means this Agreement and all Exhibits hereto.

“Amended Distribution Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Asset Sale” has the meaning set forth in Section 7.8.

“Competitor” has the meaning set forth in Section 7.8.

“Confidential Information” means information disclosed by or on behalf of one of the parties (the “disclosing party”) to the other party (the “receiving party”), generated under this Agreement, or otherwise learned by the receiving party from the disclosing party, excluding information which:

(a)           was already in the possession of the receiving party prior to its original receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with written proof thereof and, if received from a third party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

(b)           is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)           is or becomes available to the receiving party from a source other than the disclosing party which source has rightfully obtained such information and has no direct or indirect obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d)           has been independently developed by or for the receiving party without breach of this Agreement or use of any such information of the other party (provided that the receiving party is able to provide the disclosing party with written proof thereof).

“EndoSheath Products” means the products described on Schedule A, and any and all related sheath technology owned or controlled by Vision-Sciences which are used or can be used for the development, manufacture, and sale of products or other use in the Field of Use.

“Enforcement Action” has the meaning set forth in Section 3.2(b).

“Field of Use” means the field of otorhinolaryngology (as defined by the American Academy of Otorhinolaryngology and Head and Neck Surgery), including, without limitation, sinus endoscopy, laryngoscopy, esophagoscopy and other applications or procedures where flexible or rigid scopes are inserted into the ear, nose or throat, all of the foregoing as and to the extent it is practiced by licensed otorhinolaryngologists.

“Indemnifiable Losses” has the meaning set forth in Section 6.1.

“Indemnified Parties” has the meaning set forth in Section 6.2.

“Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including, without limitation: (a) inventions, discoveries, patent applications, patents (including letters patent, industrial designs, and inventor’s certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues, re-exams, renewals, divisions, continuations, continuations in part, continued prosecution applications, and other similar filings or notices provided for under the laws of the United States, or of any other country; (b) trademarks and any all rights thereto anywhere in the world; (c) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, inventor’s notes, discoveries, improvements, concepts, know-how, manufacturing and production processes and techniques, testing information, research and development information, data resulting or derived from research activities, invention disclosures, unpatented blue prints, drawings, specifications designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and related information; (d) copyrights, whether or not registered, and any non-registered copyright to any writings and other copyrightable works of authorship, including source code, object code, documentation (whether or not released), and databases; (e) integrated circuit topographies and mask works; (f) moral rights; (g) features of shape, configuration, pattern or ornament; and (h) registrations of, and applications to register, any of the foregoing with any governmental entity and any renewals or extensions thereof and all other rights to any of the foregoing.

“Knowledge” of Vision-Sciences means, with respect to the individual officers and employees of Vision-Sciences listed on Schedule B, actual knowledge of such individuals or the knowledge any of such individuals would reasonably be expected to have, assuming reasonable inquiry of any facts or circumstances actually known to and recognized by such persons to create significant doubt concerning the accuracy of any representation, warranty, or statement without regard to such “knowledge” qualifier.

“Medtronic Indemnified Parties” has the meaning set forth in Section 6.1.

“Notice of Dispute” has the meaning set forth in Section 7.7.

“Patents” means (a) the patents and patent applications, together with any patents that may issue based thereon, set forth on Schedule C; (b) any other patents or patent applications owned by or licensed (with the right to sublicense) to Vision-Sciences which claim inventions conceived or reduced to practice within the three year period after the Effective Date that are necessary or useful for designing, developing, processing, manufacturing, using or selling EndoSheath Products in the Field of Use; (c) any patents or patent applications that could claim priority to, or from which priority could be claimed by, any of the foregoing referenced patents or patent applications, including, but not limited to, all continuation, divisional, continuation in part, re-issue, re-examination and substitution applications that may be filed by or for the benefit of Vision-Sciences based on the foregoing referenced patents or patent applications, together with any patents that may issue based thereon; and (d) all foreign applications that may be filed by or for the benefit of Vision-Sciences based on the foregoing referenced U.S. patents and patent applications, together with all patents which may issue based thereon.

“Product Liability” means any liability, claim or expense related to the EndoSheath Products, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), marketing, distribution or sale of EndoSheath Products (whether for clinical trial purposes, commercial use or otherwise).

“Response to Dispute” has the meaning set forth in Section 7.7.

“Trademarks” means the trademark and trademark applications, together with any registrations that may issue based thereon, set forth on Schedule D.

“Vision-Sciences Indemnified Parties” has the meaning set forth in Section 6.2.

“Vision-Sciences Intellectual Property” means collectively all Intellectual Property related to EndoSheath Products that is (a) owned by, controlled by or licensed to Vision-Sciences as of the Effective Date, specifically including, without limitation, the Patents and Trademarks; and (b) owned by, acquired by, licensed to, or filed, conceived or reduced to practice by or on behalf of Vision-Sciences within the three year period after the Effective Date.

“Vision-Sciences Current Intellectual Property” means collectively all Intellectual Property related to EndoSheath Products that is owned by, controlled by or licensed to Vision-Sciences as of the Effective Date, specifically including, without limitation, the Patents and Trademarks.

1.2)          Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning ascribed thereto in this Agreement.

ARTICLE 2
LICENSE TO MEDTRONIC

2.1)          Grant of License.

(a)           Subject to the terms and conditions of this Agreement, Vision-Sciences hereby grants to Medtronic and its Affiliates, and Medtronic and its Affiliates hereby accept, a perpetual, irrevocable, worldwide, sublicensable (including through multiple tiers, but in no event shall the rights or obligations under Section 3.1 or 3.2 be sublicensed, assigned, transferred or otherwise delegated), paid-up, royalty-free, exclusive license (or sublicense, as the case may be) to exploit the Vision-Sciences Intellectual Property solely in the Field of Use, including the right to research, develop, make, have made, use, sell, import, have imported, offer to sell, have sold, distribute, and have distributed EndoSheath Products.

(b)           Medtronic hereby acknowledges and agrees that the Field of Use license granted to Medtronic pursuant to this Agreement does not extend to any application outside of the Field of Use, and that Vision-Sciences otherwise retains all rights in and to Intellectual

Property owned or licensed by Vision-Sciences (including without limitation, the Vision-Sciences Intellectual Property) not granted to Medtronic herein, including, but not limited to, the right to research, develop, make, have made, use, sell, import, have imported, offer to sell, have sold, distribute, and have distributed EndoSheath Products outside the Field of Use.  For the avoidance of doubt, as between the parties hereto, each party acknowledges and agrees that any and all Intellectual Property which is conceived, developed, reduced to practice or acquired by or on behalf of such party shall be the sole and exclusive property of such party, subject to the licenses expressly granted in this Agreement.

2.2)          Assistance.    From and after the Transition Completion Date (as defined in the Transition Agreement between the parties dated as of the Effective Date), at Medtronic’s request and expense, Vision-Sciences shall provide to Medtronic copies, or electronic files, of all writings, drawings and materials, if any, that document the Vision-Sciences Intellectual Property, including copies of any patents, patent applications and documents representing embodiments of the Vision-Sciences Intellectual Property.  In addition, at Medtronic’s request, Vision-Sciences will provide explanation and assistance to Medtronic to allow Medtronic to understand any invention covered by the Vision-Sciences Intellectual Property conceived of or reduced to practice after the Transition Completion Date.

ARTICLE 3
INTELLECTUAL PROPERTY

3.1)          Prosecution and Maintenance of Vision-Sciences Intellectual Property.

(a)           Vision-Sciences shall, at its own expense, use commercially reasonable efforts to protect the Vision-Sciences Intellectual Property by applying for and maintaining appropriate worldwide patent and trademark registrations, except as allowed otherwise below, and Vision-Sciences agrees to consult with patent counsel regarding patent prosecution matters.  Vision-Sciences and its attorneys or agents shall consult with Medtronic with respect to the preparation, filing, prosecution, foreign filing and maintenance of any Patent and shall provide Medtronic sufficient opportunity to comment, at its own expense, on any material document that Vision-Sciences intends to file or to cause to be filed with the relevant patent office.

(b)           Vision-Sciences shall advise Medtronic in the event that it intends to abandon any Patent or if it elects not to file a patent application with respect to an invention that is necessary or useful for designing, developing, processing, manufacturing or selling EndoSheath Products in the Field of Use, and the parties shall thereupon consult in good faith in an effort jointly to decide whether such Patent should be abandoned or whether such patent application should be filed.  If, following such consultation, Vision-Sciences wishes to abandon such Patent and Medtronic wishes to maintain it, or Vision-Sciences wishes not to file such patent application and Medtronic wishes to file such patent application, then Medtronic shall be entitled, at its own cost and expense, to maintain such Patent or to file such patent application.  If Medtronic elects to maintain such Patent or to file such patent application, Vision-Sciences will assign the rights in such Patent or invention, as applicable, to Medtronic.

(c)           Except as expressly provided in this Section 3.1(a) and 3.1(b) above, Medtronic shall not have any rights to prosecute and maintain any of the Vision-Sciences Intellectual Property or to file or prosecute any applications with respect thereto without Vision-Sciences’ prior written consent.

(d)           Each party shall cooperate with the other party, as reasonably requested, to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation, prosecution, maintenance and enforcement of any and all Patents.

(e)           Vision-Sciences shall not breach and shall comply with all of the material provisions of, and shall maintain in full force and effect, all license agreements with third parties pursuant to which Vision-Sciences is a licensee of Vision-Sciences Intellectual Property, including without limitation the licenses set forth on Schedule E.  Vision-Sciences shall promptly notify Medtronic if any such third party licensor alleges any material breach by Vision-Sciences of any such license agreement.  To the extent permitted by such contract, Medtronic shall be entitled, but not obligated, after consultation with Vision-Sciences, to cure, on behalf of Vision-Sciences, any alleged breach by Vision-Sciences of such license agreement and seek to recapture the cost of such cure against Vision-Sciences to the extent Vision-Sciences does not cure such breach.  If Vision-Sciences becomes aware of any third party’s breach of any license agreement with Vision-Sciences pursuant to which Vision-Sciences is licensee of Vision-Sciences Intellectual Property, including without limitation the licenses set forth on Schedule E, Vision-Sciences shall promptly notify Medtronic.  Medtronic shall be entitled, but not obligated, to take action against any such third party at its own expense after consultation with and approval of Vision-Sciences to the extent Vision-Sciences does not take such action.  For the avoidance of doubt, Vision-Sciences may take any such action at its own expense.

(f)            Vision-Sciences shall promptly notify Medtronic of any Vision-Sciences Intellectual Property created, obtained, licensed, or acquired by Vision-Sciences after the Effective Date but before the third anniversary of the Effective Date.

(g)           Medtronic shall, in exercising its Trademark rights hereunder: (i) adhere to the Vision-Sciences brand equity and design guidelines, as provided by Vision-Sciences from time to time; (ii) ensure that its advertising and promotional material are consistent with industry norms; and (iii) ensure that its products are of good quality consistent with industry standards. Medtronic acknowledges and agrees that all use of the Trademarks and goodwill in relation thereto will inure to the benefit of Vision-Sciences.

(h)           So long as any EndoSheath Products or other products sold by Medtronic are covered in any commercially meaningful manner by any valid claim of an unexpired patent included within the Patents, Medtronic shall include on the product packaging for such EndoSheath Products or such other products sold in the country where such patent has issued a reference that such EndoSheath Products or such other products are sold under a license from Vision-Sciences, Inc., or words to similar affect identifying Vision-Sciences by name.

3.2)          Enforcement of Infringement of Vision-Sciences Intellectual Property.

(a)           Notice.  Each party shall promptly report in writing to the other party during the term of this Agreement any (i) known or suspected infringement of Vision-Sciences Intellectual Property; and (ii) known or suspected unauthorized use or misappropriation of Vision-Science Intellectual Property, of which such party becomes aware, and shall provide the other party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.

(b)           General. Except as otherwise expressly provided herein, neither party shall be obligated to bring suit or take such other actions against infringement, misuse or misappropriation of the Vision-Sciences Intellectual Property, defend against challenges to the Vision-Sciences Intellectual Property or otherwise enforce the Vision-Sciences Intellectual Property (an “Enforcement Action”).

(c)           Enforcement Within the Field of Use.  Medtronic shall have the first right to initiate an Enforcement Action that it believes is reasonably required to protect Vision-Science Intellectual Property in the Field of Use and to control and settle all resulting actions and litigation, including selection and direction of legal counsel.

(d)           Enforcement Outside of the Field of Use.  Vision-Sciences shall use commercially reasonable efforts to initiate an Enforcement Action that it believes (in its sole discretion) is reasonably required to protect Vision-Science Intellectual Property outside of the Field of Use and to control and settle all resulting actions and litigation, including selection and direction of legal counsel.

(e)           Step-in Right.  If either party, pursuant to Section 3.2(c) or 3.2(d) above, as applicable, fails to initiate an Enforcement Action within sixty (60) days after becoming aware of the cause for an Enforcement Action (or such shorter period as the other party may deem reasonable in the event such party believes that pursuing equitable relief is necessary or appropriate), then the other party may, in its discretion, provide to the party failing to initiate the Enforcement Action with notice of its intent to initiate an Enforcement Action, such notice to be provided within thirty (30) days after the expiration of such sixty (60) day period.  If a party provides such notice and the other party fails to initiate a suit or take other appropriate action within thirty (30) days after receipt of such notice (or ten (10) days after receipt of notice if the party providing such notice has specified in such notice that it desires to pursue equitable relief), then the party providing such notice shall have the right to initiate an Enforcement Action that it believes is reasonably required to enforce, defend or protect the Vision-Sciences Intellectual Property. The party providing such notice and initiating the Enforcement Action shall give the other party sufficient advance notice of its intent to initiate an Enforcement Action and the reasons therefor, and shall provide such party with an opportunity to make suggestions and comments regarding such action.

(f)            Updates.  Each party shall take all reasonably necessary steps to ensure that the other party is informed and updated with respect to all material aspects of actual or potential Enforcement Actions, providing upon request copies of all material court filings in connection with any Enforcement Action and notice of any and all material developments, including, without limitation, any claims or other challenges (threatened or pending) affecting the Vision-Sciences Intellectual Property. All notices hereunder shall be provided as set forth below in Section 7.5.

(g)           Cooperation.

(i)            The parties agree to consult and cooperate in good faith with respect to any actual or potential Enforcement Action.  Except as provided herein, each party shall bear its own expenses in any Enforcement Action.  Each of the parties agree to join in any Enforcement Action (or allow the other party to sue in such party’s name) if requested by the party initiating the Enforcement Action, at the expense of the party initiating the Enforcement Action.  Where the parties agree to join in any Enforcement Action, any monetary benefit arising from such Enforcement Action shall first be applied to reimburse each party its costs and expenses, and the remainder shall be distributed to the party that initiated the Enforcement Action.

(ii)           In the event that an Enforcement Action is reasonably required to protect Vision-Sciences Intellectual Property both within and outside the Field of Use, Vision-Sciences and Medtronic agree to consult and cooperate in good faith to determine if the parties will co-initiate any such Enforcement Action.  Any monetary benefit arising from any such co-initiated Enforcement Action shall first be applied to reimburse each party its costs and expenses, and the remainder shall be shared between the parties on the basis of the damages within or outside of the Field of Use. If a party declines to co-initiate any such Enforcement Action, the other party shall have the right to initiate any such Enforcement Action and solely retain any benefit obtained after both parties’ costs and expenses have been reimbursed.

(h)           No Settlement Without Consent.  In no event shall either party enter into any settlement, make any statement or take any other action with respect to the Vision-Sciences Intellectual Property without the prior written consent of the other party, which shall not unreasonably withheld.

(i)            Information Confidential.  Each of the parties hereby acknowledges and agrees that information, if any, shared by a party regarding Enforcement Actions is highly confidential and shall not be disclosed to any third party without prior written consent from the party producing or disclosing such information.  The parties agree that there shall be a community of interest with respect to any shared information regarding enforcement and that disclosure to one another of such information shall in no way affect the confidential nature of the information or its qualification for protection from discovery as attorney client communications and/or attorney work product.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VISION-SCIENCES

Vision-Sciences represents and warrants to Medtronic as follows:

4.1)          Organization; Directors and Officers.  Vision-Sciences is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Vision-Sciences has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it.

4.2)          Authority.  Vision-Sciences has full power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed, and delivered by Vision-Sciences, and constitutes a legal, valid and binding agreement of Vision-Sciences, enforceable against it in accordance with its terms, subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  No further proceeding on the part of Vision-Sciences is necessary to authorize this Agreement and the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor compliance by Vision-Sciences with its terms and provisions will violate (i) any provision of the certificate of incorporation, bylaws or other governing instruments of Vision-Sciences,  (ii) any contract, or governmental permit or license of Vision-Sciences, or (iii) to the knowledge of Vision-Sciences, any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Vision-Sciences or any of the Specified Assets is subject.

4.3)          Intellectual Property.

(a)           All right, title and interest in and to the Vision-Sciences Current Intellectual Property licensed under the License Agreement is exclusively owned by Vision-Sciences or to the extent licensed by Vision-Sciences, is licensed exclusively to Vision-Sciences for use in applications including, but not limited to, in connection with EndoSheath Products without royalties, fees or commissions, and free and clear of any liens. The manufacture and sale of the EndoSheath Products listed on Schedule A by Vision-Sciences do not infringe, misuse, or misappropriate the rights, including Intellectual Property rights or contract rights, of others.  The Vision-Sciences Current Intellectual Property has not been challenged in any judicial or administrative proceeding.  Neither any shareholder nor any employee or consultant of Vision-Sciences (or the employer of any such consultant) has any rights in or to any of the Vision-Sciences Current Intellectual Property or any of the EndoSheath Products.  All Patents are still pending in good standing and have not been abandoned, and all fees necessary to maintain such Patents in full force and effect have been and as of the Closing will have been paid.  To the knowledge of Vision-Sciences, other than as set forth on Schedule F, no person nor such person’s business nor any of its products has infringed, misused, or misappropriated the Vision-Sciences Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with such rights.  All former or current employees or independent contractors of Vision-Sciences that had or have access to Vision-Sciences’ confidential information that relates to EndoSheath Products or Vision-Sciences Intellectual Current Property have entered into customary confidentiality and invention assignment agreements with Vision-Sciences and no such employee or consultant has any rights in such EndoSheath Products or Vision-Sciences Current Intellectual Property.  Vision-Sciences has the right to grant the licenses granted under this Agreement.  To the Knowledge of Vision-Sciences, the Vision-Sciences Intellectual Property is valid and enforceable.

(b)           There are no actions, suits, claims, disputes or proceedings or governmental investigations pending or threatened in writing against Vision-Sciences or any of its Affiliates with respect to the Vision-Sciences Current Intellectual Property or the use thereof by Vision-Sciences, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country.  Vision-Sciences has complied with any and all laws, rules, regulations, writs, judgments, injunctions, decrees, determinations, awards or other orders of any court or other governmental agency or instrumentality, domestic or foreign, except which the failure in any case would not in any material respect impair any rights of Medtronic under this Agreement.

(c)           All Vision-Sciences Intellectual Property identified in Schedule C has the status indicated therein and all applications are still pending in good standing and have not been abandoned.  The Patents identified in Schedule C constitute all of the current patents and patent applications owned by or licensed (with the right to sublicense) to Vision-Sciences which claim inventions that are necessary or useful for designing, developing, processing, manufacturing, using or selling EndoSheath Products in the Field of Use.  Vision-Sciences has made all statutorily required filings, if any, to record its interests and taken reasonable actions to protect its rights in the Vision-Sciences Current Intellectual Property.

4.4)          Endosheath Products. All current EndoSheath Products are set forth on Schedule A, including any EndoSheath Products that are currently under development by Vision-Sciences.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MEDTRONIC

Medtronic represents and warrants to Vision-Sciences as follows:

5.1)          Organization of Medtronic.  Medtronic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Medtronic has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it.

5.2)          Authority.  Medtronic has full power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed, and delivered by Medtronic, and constitutes a legal, valid and binding agreement of Medtronic, enforceable against Medtronic in accordance with its terms, subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  No further proceeding on the part of Medtronic is necessary to authorize this Agreement and the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor compliance by Medtronic with its terms and provisions will violate (i) any provision of the articles of incorporation or bylaws of Medtronic, (ii) any contract, permit or license of Medtronic, or (iii) to the knowledge of Medtronic, any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Medtronic or any of Medtronic’s assets are subject.

ARTICLE 6
INDEMNIFICATION

6.1)          Indemnification of Medtronic.  Vision-Sciences shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, divisions, officers, directors, employees, and shareholders (the “Medtronic Indemnified Parties”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) whether or not involving a third-party claim (collectively “Indemnifiable Losses”), directly or indirectly resulting from, arising out of, or imposed upon or incurred by any Medtronic Indemnified Party by reason of the following:

(a)           any breach of any representation or warranty of Vision-Sciences contained in this Agreement; or

(b)           any alleged infringement of any valid and enforceable claim of a third party patent or other Intellectual Property by any EndoSheath Product set forth on Schedule A, except to the extent such infringement is due to an alteration of the EndoSheath Product made after the Effective Date.

6.2)          Indemnification of Vision-Sciences.  Medtronic shall indemnify, defend and hold harmless Vision-Sciences and each of its subsidiaries, divisions, officers, directors, employees and shareholders (the “Vision-Sciences Indemnified Parties” and together with the Medtronic Indemnified Parties, the “Indemnified Parties”) from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any Vision-Sciences Indemnified Party by reason of the following:

(a)               any breach of any representation or warranty of Medtronic contained in this Agreement; or

(b)           any Product Liability claims in connection with the EndoSheath Products designed, manufactured or sold by or on behalf of Medtronic after the Effective Date.

6.3)          Third-Party Claims and Other Claims.

(a)               If a claim by a third party is made against any Indemnified Party, and if the Indemnified Party intends to seek indemnity with respect thereto under this Article 6, such

Indemnified Party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the Indemnified Party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party and the indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the Indemnified Party.  If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the Indemnified Party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the Indemnified Party is due) of the indemnifying party’s intent to do so.  If the indemnifying party elects not to settle or defend such claim or fails to notify the Indemnified Party of the election within thirty (30) days (or such shorter period provided above) after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnified Party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder.  Regardless of which party is controlling the settlement of defense of any claim, (i) both the Indemnified Party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party or of its subsidiaries, (iii) the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, with all fees, costs and expenses of such counsel borne by the Indemnified Party, unless the indemnifying party and Indemnified Party have available inconsistent defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and (v) the indemnifying party shall promptly reimburse the Indemnified Party for the indemnified amount as incurred by the Indemnified Party pursuant to this Article 6.  So long as the indemnifying party is reasonably contesting any such third party claim in good faith as permitted herein, the Indemnified Party shall not pay or settle any such claim (or, if it does, it shall not be indemnified for such settlement amount).  The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

(b)               A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.  Such notice shall state the amount of Indemnifiable Losses, if known, the method of computation thereof, and contain a reference to the provisions of the Agreement in respect to which such right of indemnification is claimed or arises.

6.4)          Cooperation as to Indemnified Liability.  Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.

6.5)          Calculation of Damages.  The amount of any Indemnifiable Losses for which indemnification is provided under this Article 6 shall be reduced by any insurance proceeds that the Indemnified Party is entitled to pursuant to any insurance policy on account of the matter resulting in such Indemnifable Loss.

6.6)          Nature of Indemnification.  The Indemnified Party’s right to indemnification and payment of Indemnifiable Losses, or other remedy, based on the indemnified party’s representations, warranties, covenants and obligations, shall not be affected by any investigation conducted by the indemnified party or any knowledge acquired (or capable of being acquired) at any time by the Indemnified Party, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

6.7)          Indemnification Limitation.  Except with respect to claims based on fraud, criminal activity, intentional misrepresentation or intentional misconduct, the rights of the Indemnified Parties under this Article 6 shall be the sole and exclusive remedies (other than any equitable remedies as may be available) of the Indemnified Parties with respect to claims resulting from or relating to Indemnifiable Losses arising from the claims described in Sections 6.1 and 6.2 above.

ARTICLE 7
MISCELLANEOUS

7.1)          Further Assurances.  At any time and from time to time the parties shall, without further consideration, execute and deliver or cause to be executed and delivered to the other party any additional instruments, and shall take such other action as the other party may reasonably request to carry out, or evidence the consummation of, the transactions contemplated by this Agreement.

7.2)          Complete Agreement.  The Schedules to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein.  This Agreement and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

7.3)          Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive and remain in full force and effect for three years after the Effective Date.  No independent investigation by Vision-Sciences or Medtronic, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by Vision-Sciences or Medtronic in this Agreement.

7.4)          Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any amendment to this Agreement shall be in writing and signed by the parties hereto.

7.5)          Notices.  All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) or reputable courier service to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic, to:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to

Attention: General Counsel
FAX No.:  (763) 572-5459

and

Attention: Vice President and Chief Development Officer
FAX No.:  (763) 505-2542

with a separate copy thereof addressed to:

General Counsel
Medtronic Xomed, Inc.
6743 Southpoint Drive North
Jacksonville, FL 32216

and if to Vision-Sciences, to:

Vision-Sciences, Inc.
40 Ramland Road South, Suite 1
Orangeburg, NY 10962
Facsimile:  (845) 365-0620
Attention:  Ron Hadani, President and CEO

with separate copies thereof addressed to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Facsimile:  (212) 969-2900
Attention:  Paul I. Rachlin, Esq.

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by telecopy or by reputable courier service) or on the date that is three days after the date shown on the return receipt (if delivered by mail).

7.6)          Expenses.  Except as otherwise expressly provided herein, Medtronic and Vision-Sciences shall each pay their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

7.7)          Governing Law.

(a)           This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

(b)           The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of each party who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.  Either party may give the other party written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”), which Notice of Dispute shall include (i) a statement of that party’s position and a summary of arguments supporting that position, (ii) the dollar amount of the dispute, if known, and the section(s) of the Agreement to which the dispute relates and (iii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Within 10 days after delivery of the Notice of Dispute, the receiving party shall submit to the other a written response (the “Response to Dispute”).  The Response to Dispute shall include (iv) a statement of that party’s position and a summary of arguments including references to any section(s) of the Agreement, if applicable, supporting that position and (v) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 10 days after delivery of the Response to Dispute, the designated executives of both parties shall meet at a mutually acceptable time and place or by conference telephone, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c)           If the dispute has not been resolved by negotiation as provided under subparagraph (b), above, within 30 days after delivery of the initial Notice of Dispute, or if the parties failed to meet within 30 days after delivery of the initial Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the Center for Public Resources (CPR) Mediation Procedure then currently in effect, provided, however, that if one party fails to participate in the negotiation as provided under subparagraph (b), above, the other party can initiate mediation prior to the expiration of the 30 days.  Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals, and if unable to agree the CPR shall select a mediator.

7.8)          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto.  The rights and obligations of Vision-Sciences herein may not be assigned or transferred without the written consent of Medtronic, which consent shall not be unreasonably withheld.  The rights of Medtronic may be assigned only to an Affiliate or to such business organization that shall succeed to the business of Medtronic or of such subsidiary to which this Agreement relates.  For the avoidance of doubt, Medtronic’s rights and obligations under Sections 3.1 and 3.2 may not be sublicensed, assigned, transferred or otherwise delegated.  For the avoidance of doubt, a sublicense of any Vision-Sciences Intellectual Property that is not otherwise prohibited by this Agreement shall not be considered a “transfer” of an interest in the Vision-Sciences Intellectual Property for purposes of this Section 7.8.  In addition, Vision-Sciences shall not complete or facilitate an acquisition by any person or group of persons of 50% or more of the voting securities of Vision-Sciences without first (x) obtaining from the purchaser a written statement acknowledging Vision-Sciences’ obligations pursuant to this Agreement and agreeing not to take any action that would cause Vision-Sciences to breach any of its obligations hereunder, and (y) promptly providing a copy of such written commitment to Medtronic.

7.9)          Titles and Headings; Construction.  The titles and headings to Sections herein and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.10)        Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  In such case, the parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision.  Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

7.11)        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

7.12)        Confidentiality.  Each party will, for a period of five (5) years, (i) keep confidential and not disclose to others, all Confidential Information of the other party, and (ii) not use any of the other party’s Confidential Information for its own direct or indirect benefit, or the direct or indirect benefit of any third party, except that a party may use the other party’s Confidential Information to the extent necessary to perform its duties and obligations, or to enforce or exercise such party’s rights, under this Agreement.  The foregoing shall not prohibit disclosures: (x) made to the receiving party’s sub-distributors, employees or agents who have a “need to know” the other party’s Confidential Information to the extent such disclosure is necessary to perform such party’s duties and obligations, or to enforce such party’s rights, under this Agreement, provided that such sub-distributors, employees or agents agree in writing or are otherwise compelled to comply with the obligations of this Section 7.12, and the receiving party remains directly responsible to the disclosing party for their compliance; or (y) compelled to be made by any requirement of law or pursuant to any legal, regulatory or investigative proceeding before any court, or governmental or regulatory authority, agency or commission so long as the party so compelled to make disclosure of Confidential Information of the other party provides prior written notice to such other party so that the other party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled party’s compliance with this Section 7.12, provided that all such information so disclosed (other then in a way which makes it generally available to the public) shall remain Confidential Information for all other purposes.  If such protective order, other remedy or waiver is not obtained by the time the compelled party is required to comply, the compelled party may furnish only that portion of the Confidential Information of the other party that it is legally compelled, in the opinion of counsel, to disclose and shall request, at the other party’s expense, that such Confidential Information be accorded confidential treatment (if such procedure is available), including redaction of any payment terms specified herein. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants.

(Remainder of page intentionally blank; signatures follow on next page)

IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed and delivered in the manner appropriate for each, as of the date first above written.

MEDTRONIC XOMED, INC.

By
Its

VISION-SCIENCES, INC.

By
Its

Schedule A

EndoSheath Products

Schedule B

Officers and Employees of Vision Sciences

Schedule C

Patents and Patent Applications

Schedule D

Tradenames

Schedule E

License Agreements

Schedule F

Infringements of Vision-Sciences’ Intellectual Property